September 25, 2009

VIA FACSIMILE & EMAIL
Hebron LLC c/o Extension Advisors, LLC 426 Southridge Lakes Parkway, Suite 100 Southlake, TX 76092 FAX: 817.796.2766

Graydon Head & Ritchey LLP Attn: Richard G. Schmalzl, Esq. and John J. Kropp Esq. 1900 Fifth Third Center 511 Walnut Street Cincinnati, OH 45202 FAX: 513.333.4326

Re:           Notice Pursuant to Section 9.01(h)

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of May 19, 2009, as amended (the "Agreement"), by and among Pomeroy IT Solutions, Inc., a Delaware corporation, Hebron LLC, a Delaware limited liability company, Desert Mountain Acquisition Co., a Delaware corporation, and David B. Pomeroy, II, an individual. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

In accordance with Section 9.01(h) of the Agreement, the Company hereby notifies Parent that the Company Board has effected a Company Adverse Recommendation Change, and the Company terminates the Agreement and abandons the Merger.

Hebron, LLC
Graydon Head & Ritchey LLP

Regards,
Pomeroy IT Solutions, Inc., a Delaware corporation By: /s/ Christopher C. Froman Title: President and Chief Executive Officer